RESOLUTION DATED FEBRUARY 15, 1999
                       TO AMEND OUTSTANDING OPTION AWARDS
                              TO ADD RELOAD FEATURE


RESOLVED, that, effective March 1, 1999, certain outstanding non-qualified options be, and they hereby are, amended to add the right to receive restoration options substantially in accordance with the terms and conditions set forth on Exhibit #2; provided that, in the case of optionees whose option awards are subject to foreign law ("Foreign Options"), the co-Chief Executive Officers and
C. S. Sommer, and each of them, be, and they hereby are, authorized (i) to amend such Foreign Options to add the right to receive restoration options effective on such date or dates on or after March 1, 1999 that they have determined, in their sole discretion, that such amendment would not be detrimental to the Company or to the optionee; and (ii) to impose such other terms and conditions on the right to receive restoration options as they, in their sole discretion, deem necessary or advisable with respect to such Foreign Options, provided that such other terms and conditions do not change the number of options granted nor enlarge the scope of the terms of any award; and

FURTHER RESOLVED, that the co-Chief Executive Officers and C. S. Sommer, and each of them, is authorized to do any and all acts, and execute any and all documents, as they or any of them deem necessary or desirable to effectuate the foregoing.